ORION GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2018 RESULTS

Backlog Reaches Record High with Strong Demand Continuing Into 2019

Fourth Quarter Reported Results Reflect Project Delays, Weather Impacts
and Non-Cash Impairment Charges

Process Improvement Plan Underway

Houston, Texas, March 26, 2019 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported financial results for the fourth quarter and full year ended December 31, 2018. Fourth quarter highlights are discussed below. For full year results please refer to the financial statements starting on page 7.

Fourth Quarter Highlights

•
Contract revenues were $99.2 million for the fourth quarter of 2018 compared to $162.2 million for the fourth quarter of 2017. Revenues were impacted by continued negative weather patterns in Texas, as well as adjustments of estimates on certain projects.

•	Operating loss was $104.8 million for the fourth quarter of 2018 compared to operating income of $10.8 million for the fourth quarter of 2017.

•	Net loss was $94.4 million ($3.32 diluted loss per share) for the fourth quarter of 2018 compared to net income of $9.5 million ($0.34 diluted earnings per share) for the fourth quarter of 2017.

•
The fourth quarter 2018 operating loss and net loss included non-cash charges totaling $96.5 million ($2.65 per diluted share) related to the impairment of goodwill ($69.5 million), customer-driven cost overruns on certain projects ($22.8 million), and reserve on disputed accounts receivables ($4.3 million). (Please see page 9 of this release for a reconciliation of Adjusted Net Loss.)

•
EBITDA, adjusted to exclude the impact of the aforementioned charges and other non-recurring costs, was $2.5 million in the fourth quarter of 2018, which compares to adjusted EBITDA of $17.9 million for the fourth quarter of 2017. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog expanded to an all-time high of $441 million on a fourth quarter book-to-bill of 1.14x.
“We remain focused on the operational transformation underway throughout our Company, which we believe will become increasingly evident as 2019 progresses,” stated Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer. “Our reported results for the fourth quarter were impacted by shifts in the timing of the commencement of several Marine projects, as well as weather-related delays for our concrete operations as a result of heavy rains and disruptive weather patterns throughout our key Texas markets. These were issues that began in the third quarter of 2018 and, unfortunately, they persisted through the final months of the year, which we indicated were a risk when we reported our third quarter results in November. Additionally, our fourth quarter results included non-cash charges for the impairment of goodwill, as well as a write-down of revenues as a result of losses in our Marine segment resulting from cost overruns on certain projects created by customer schedules, customer delays, and other customer impacts to production. We are seeking recovery through change orders for these cost overruns, however we cannot assure recovery at this time.”

Mr. Stauffer continued, “Despite our fourth quarter reported results, we believe we have reason for optimism with respect to our outlook for 2019 and beyond. We’ve begun this year with our backlog at an all-time high for the Company, with a variety of high-quality projects carrying strong margin opportunity, particularly in our Marine segment. We expect execution to improve over the course of this year as we implement enhancements to our processes and strategy gleaned from our work with consulting firm, Alvarez & Marsal Corporate Performance Improvement, LLC, who we retained in early January, as previously announced. Realizing that weather challenges are always prevalent given the nature of the businesses that we are in, we do believe that we experienced unusual circumstances in 2018. Putting all of this together, for 2019 we expect to deliver significantly improved EBITDA relative to the prior year, with results returning to at least the levels posted in 2017.”

Consolidated Results for Fourth Quarter 2018 Compared to Fourth Quarter 2017

•
Contract revenues were $99.2 million, a decrease of 38.8%, as compared to $162.2 million. The decrease is primarily attributable to a $22.8 million charge related to customer-driven cost overruns on certain projects in the Marine segment, coupled with the impact of continued rainy weather patterns in Texas in the Concrete segment.

•
Gross (loss) profit was $(20.9) million, as compared to $27.8 million. Gross (loss) profit margin was (21.0)%, as compared to 17.1%. The decrease reflects the aforementioned decline in contract revenues, along with a $22.8 million charge related to customer-driven cost overruns on certain projects in the Marine segment and a $4.3 million non-cash charge for reserves on disputed accounts receivables.

•	Selling, General, and Administrative expenses were $15.2 million, as compared to $17.0 million. The decrease is driven by cost saving initiatives and decreased legal fees.

•
Operating loss was $104.8 million as compared to operating income of $10.8 million. The operating loss in the fourth quarter of 2018 reflects the aforementioned contract adjustments of $22.8 million, the goodwill impairment charge of $69.5 million, and the $4.3 million non-cash charge for reserves on disputed accounts receivables.

•
EBITDA was $(94.1) million, representing a (94.8)% EBITDA margin, as compared to EBITDA of $17.9 million, or 11.1% EBITDA margin. When adjusted for the aforementioned non-cash charges and other non-recurring costs, adjusted EBITDA for the fourth quarter of 2018 was $2.5 million, representing a 2.5% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Segment Results for Fourth Quarter 2018 Compared to Fourth Quarter 2017

Marine Segment

•
Contract revenues were $36.9 million, a decrease of 58.1%, as compared to $88.2 million. The decrease is primarily attributed to a $22.8 million charge related to customer-driven costs overruns on certain projects and to the timing and mix of projects.

•
Operating loss was $65.4 million, as compared to operating income of $7.8 million. The decrease was primarily attributable to $22.8 million of aforementioned project adjustments related to customer-driven cost overruns. In addition, fourth quarter 2018 Marine segment operating loss includes a $4.3 million non-cash charge related to reserves surrounding certain customers’ disputed accounts receivables. Also, Marine segment operating loss for the fourth quarter of 2018 includes a $33.8 million non-cash charge for the impairment of goodwill.

•
EBITDA was $(55.2) million, representing a (149.6)% EBITDA margin, as compared to $15.4 million EBITDA and a 17.4% EBITDA margin in the prior year period. When adjusted for the aforementioned non-cash charges and other non-recurring costs, the Marine segment’s adjusted EBITDA for the fourth quarter of 2018 was $5.6 million, representing a 15.3% EBITDA margin. (Please see page 11 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Concrete Segment

•
Contract revenues were $62.3 million, a decrease of approximately 15.9%, as compared to $74.0 million. The decrease was largely the result of project delays and other impacts caused by heavy rains and unfavorable weather patterns throughout Texas during much of the quarter.

•
Operating loss was $39.4 million, as compared to operating income of $3.1 million. The decrease reflects the aforementioned weather-related project delays and continued margin pressures, along with a $35.7 million non-cash charge for the impairment of goodwill.

•
EBITDA was $(38.8) million, representing a (62.3)% EBITDA margin, as compared to $2.5 million EBITDA and a 3.5% EBITDA margin. When adjusted for the aforementioned non-cash charges for the impairment of goodwill, Concrete segment EBITDA for the fourth quarter of 2018 was $(3.2) million, representing a (5.1%) EBITDA margin. (Please see page 11 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of December 31, 2018 was $441 million, which compares with backlog under contract at December 31, 2017 of $361 million, an increase of 22.2%.  The year-end 2018 backlog was comprised of $257 million of Marine segment projects, and $184 million of work for the Concrete segment. Currently, the Company has $1.3 billion worth of bids outstanding, including approximately $157 million on which it is the apparent low bidder, or have been awarded contracts subsequent to the end 2018, of which approximately $77 million pertains to the Marine segment and approximately $80 million to the Concrete segment.

“We were pleased with our bidding results for the full year 2018,” stated Robert Tabb, Orion Group Holding's Vice President and Interim Chief Financial Officer. "Over the course of the year, we bid on a total of $3.1 billion in projects and were awarded $600 million of work, representing a win rate of 19.2% and a book-to-bill ratio of 1.15 times. Our bookings performance was well balanced, with $323 million of new Marine segment awards, and $277 million of Concrete projects, and we expect a continued strong demand environment throughout our markets.”

Mr. Tabb continued, “During the fourth quarter, we bid on approximately $839 million of work and were successful on approximately $113 million of these bids. This resulted in a 1.14 times book-to-bill ratio and a win rate of 13.5%. In the Marine segment, we bid on approximately $323 million during the fourth quarter

2018 and were successful on $55 million, which translated into a win rate of 17.0% and a book-to-bill ratio of 1.50 times. The Concrete segment bid on approximately $517 million of work and was awarded approximately $58 million, representing a win rate of 11.2% and a book-to-bill ratio of 0.93 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Update on Scale and Growth Initiatives

“As previously announced in January 2019, Orion embarked on an operational review and evaluation of the Company’s business processes and tools to scale for profitable growth,” stated Mr. Stauffer. “We created a Special Committee of the Board of Directors, consisting of Board member Austin Shanfelter, and engaged the services of Alvarez & Marsal Corporate Performance Improvement, LLC , a leading global professional services firm, to assist in this process under what we refer to as our Invest, Scale and Grow initiative (ISG). As previously announced, we will provide an update at the conclusion of our review and evaluation process, which we estimate to occur during the second quarter. ”

Mr. Stauffer concluded, “We are pleased with the progress we have made thus far in evaluating our opportunities for profitable growth and are confident that the transformation plan we are implementing can yield the desired results over the next several years. To assist with this implementation and as we announced this morning, Austin Shanfelter has been appointed Interim Chief Operating Officer and I look forward to his impact in driving the operational initiatives through our ISG program. Ultimately, through our ISG program, we have a goal to transform Orion and achieve $100 million in adjusted EBITDA and to deliver significantly improved value to our shareholders along the way to achieving this goal.”

Credit Facility

Subsequent to the end of the quarter, the Company amended its Credit Agreement effective for the quarter ending December 31, 2018.  The goal of this amendment was to provide the Company with greater flexibility as it provides for the calculation of Adjusted EBITDA that adds back various project specific costs, including the charges noted in this release, and increases the leverage ratio requirements to 4.75 times the trailing twelve months adjusted EBITDA for the first and second quarters of 2019, before reverting back to 3.0 times in the third quarter of 2019. Additionally, the amendment caps draws the Company may make on its revolver to $65 million until the leverage ratio is below 3.0 times for two consecutive quarters, at which time draws up to the full $100 million revolver are allowed. The new fees associated with the amendment are approximately $0.6 million and will be amortized over the remaining term of the facility. The Company is pleased with the continued robust support from its lenders and looks forward to maintaining its excellent relationship with its bank group

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2018 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Tuesday, March 26, 2019. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Fourth Quarter and Full Year 2018 Earnings Conference Call toll free at (855) 478-9690; participant code: 8673379.

About Orion Group Holdings, Inc.

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes affect the comparability of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted

EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiatives” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Contract revenues	99,211	162,214	520,894	578,553
Costs of contract revenues	120,091	134,463	499,245	511,663
Gross profit	(20,880)	27,751	21,649	66,890
Selling, general and administrative expenses	15,211	16,995	61,460	66,026
Gain from sale of assets, net	(779)	(84)	(3,306)	(674)
Goodwill impairment charges	69,483	—	69,483	—
Other gain from continuing operations	—		(5,448)	—
Operating (loss) income	(104,795)	10,840	(100,540)	1,538
Other (expense) income
Other income	75	11	1,692	41
Interest income	37	—	136	11
Interest expense	(2,044)	(1,545)	(7,943)	(5,731)
Other expense, net	(1,932)	(1,534)	(6,115)	(5,679)
Loss (income) before income taxes	(106,727)	9,306	(106,655)	(4,141)
Income tax benefit	(12,311)	(232)	(12,233)	(4,541)
Net (loss) income	$(94,416)	$9,538	$(94,422)	$400

Basic (loss) income per share	$(3.32)	$0.34	$(3.31)	$0.01
Diluted (loss) income per share	$(3.32)	$0.34	$(3.31)	$0.01
Shares used to compute (loss) income per share
Basic	28,448,426	27,928,045	28,518,353	28,029,936
Diluted	28,448,426	28,229,436	28,518,353	28,354,280

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Marine
Contract revenues	$36,916	$88,171	$243,883	$285,736
Operating (loss) income	(65,361)	7,755	(61,012)	(18,406)

Concrete
Contract revenues	$62,295	74,044	$277,011	$292,817
Operating (loss) income	(39,434)	3,085	(39,528)	19,944

Orion Group Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Net (Loss) Income
(In thousands, except per share information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net (loss) income	$(94,416)	$9,538	$(94,422)	$400
One-time charges and the tax effects:
Change in cost estimates	22,770	—	22,770	—
Reserve on disputed accounts receivables	4,280	—	4,280	—
Goodwill impairment charges	69,483	—	69,483	—
Legal settlement	—	—	(5,448)	—
Unamortized debt issuance costs on debt extinguishment	—	—	2,164	—
Tax rate of 21.8% applied to one-time charges	(21,044)	—	(20,328)	—
Total one-time charges and the tax effects	75,489	—	72,921	—
Federal and state tax valuation allowances	10,977	—	10,977	—
Benefits related to the implementation of the Tax Cuts and Jobs Act of 2017	—	(5,938)	—	(5,938)
Other tax reserves	—	1,614	—	1,614
Adjusted net (loss) income	$(7,950)	$5,214	$(10,524)	$(3,924)
Adjusted EPS	$(0.28)	$0.19	$(0.37)	$(0.14)

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Net (loss) income	$(94,416)	$9,538	$(94,422)	$400
Income tax benefit	(12,311)	(232)	(12,233)	(4,541)
Interest expense, net	2,007	1,545	7,807	5,720
Depreciation and amortization	10,665	7,069	31,799	29,491
EBITDA (1)	(94,055)	17,920	(67,049)	31,070
Change in cost estimates	22,770	—	22,770	—
Reserve on disputed accounts receivables	4,280	—	4,280	—
Goodwill impairment charges	69,483	—	69,483	—
Legal settlement	—	—	(5,448)
Adjusted EBITDA(2)	$2,478	$17,920	$24,036	$31,070
Operating (loss) income margin (3)	(105.5)%	6.7%	(19.0)%	0.3%
Impact of depreciation and amortization	10.7%	4.4%	6.1%	5.1%
Impact of change in cost estimates	23.0%	—%	4.4%	—%
Impact of reserve on disputed accounts receivable	4.3%	—%	0.8%	—%
Impact of goodwill impairment charges	70.0%	—%	13.3%	—%
Impact of legal settlement	—%	—%	(1.0)%	—%
Adjusted EBITDA margin(2)	2.5%	11.1%	4.6%	5.4%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for project adjustments, accounts receivable reserves and goodwill impairment charges. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Three months ended December 31,		Three months ended December 31,
	2018	2017	2018	2017
Operating (loss) income	(65,361)	7,755	(39,434)	3,085
Other income (expense), net	2,251	2,678	(2,176)	(2,667)
Depreciation and amortization	7,885	4,953	2,780	2,116
EBITDA (1)	(55,225)	15,386	(38,830)	2,534
Change in cost estimates	22,770	—	—	—
Reserve on disputed accounts receivables	4,280	—	—	—
Goodwill impairment charges	33,811	—	35,672	—
Adjusted EBITDA(2)	$5,636	$15,386	$(3,158)	$2,534
Operating (loss) income margin (3)	(171.0)%	11.8%	(66.9)%	0.6%
Impact of depreciation and amortization	21.4%	5.6%	4.5%	2.9%
Impact of change in cost estimates	61.7%	—%	—%	—%
Impact of reserve on disputed accounts receivable	11.6%	—%	—%	—%
Impact of goodwill impairment charges	91.6%	—%	57.3%	—%
Adjusted EBITDA margin (2)	15.3%	17.4%	(5.1)%	3.5%

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Twelve months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Operating (loss) income	(61,012)	(18,406)	(39,528)	19,944
Other (expense) income, net	11,155	9,197	(9,463)	(9,156)
Depreciation and amortization	22,657	20,370	9,142	9,121
EBITDA (1)	(27,200)	11,161	(39,849)	19,909
Change in cost estimates	22,770	—	—	—
Reserve on disputed accounts receivables	4,280	—	—	—
Goodwill impairment charges	33,811	—	35,672	—
Legal settlement	(5,448)	—	—	—
Adjusted EBITDA(2)	$28,213	$11,161	$(4,177)	$19,909
Operating (loss) income margin (3)	(20.5)%	(3.2)%	(17.7)%	3.7%
Impact of depreciation and amortization	9.3%	7.1%	3.3%	3.1%
Impact of change in cost estimates	9.3%	—%	—%	—%
Impact of reserve on disputed accounts receivable	1.8%	—%	—%	—%
Impact of goodwill impairment charges	13.9%	—%	12.9%	—%
Impact of legal settlement	(2.2)%	—%	—%	—%
Adjusted EBITDA margin (2)	11.6%	3.9%	(1.5)%	6.8%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for project adjustments, accounts receivable reserves and goodwill impairment charges. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	2018	2017
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$8,684	$9,086
Accounts receivable:
Trade, net of allowance of $4,280 and $0, respectively	77,641	84,953
Retainage	30,734	39,189
Other current	4,257	3,706
Income taxes receivable	467	339
Inventory	1,056	4,386
Costs and estimated earnings in excess of billings on uncompleted contracts	9,217	46,006
Prepaid expenses and other	5,000	4,124
Total current assets	137,056	191,789
Property and equipment, net	148,003	146,278
Inventory, non-current	7,598	4,915
Goodwill	—	69,483
Intangible assets, net of amortization	14,787	18,175
Other non-current	5,426	2,645
Total assets	$312,870	$433,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$2,946	$22,756
Accounts payable:
Trade	42,023	45,194
Retainage	736	1,990
Accrued liabilities	18,840	17,873
Taxes payable	—	256
Billings in excess of costs and estimated earnings on uncompleted contracts	21,761	33,923
Total current liabilities	86,306	121,992
Long-term debt, net of debt issuance costs	76,119	63,185
Other long-term liabilities	8,759	3,573
Deferred income taxes	49	13,243
Interest rate swap liability	52	26
Total liabilities	171,285	202,019
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 29,611,989 and 28,860,961 issued; 28,900,758 and 28,149,737 outstanding at December 31, 2018 and December 31, 2017, respectively	296	288
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Other comprehensive loss	(52)	(26)
Additional paid-in capital	179,742	174,697
Retained earnings	(31,861)	62,847
Total stockholders’ equity	141,585	231,266
Total liabilities and stockholders’ equity	$312,870	$433,285

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve months ended December 31,
	2018	2017
Cash flows from operating activities
Net (loss) income	$(94,422)	$400
Adjustments to reconcile net (loss) to net cash provided by
Operating activities:
Depreciation and amortization	31,799	29,491
Unamortized debt issuance costs on debt extinguishment	2,164	—
Deferred financing cost amortization	725	1,269
Deferred income taxes	(13,194)	(4,166)
Stock-based compensation	2,238	2,303
Gain on sale of property and equipment	(3,306)	(674)
Goodwill impairment charges	69,483	—
Allowance for doubtful accounts	4,280
Other gain from continuing operations	(5,448)	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	10,936	15,022
Income tax receivable	(128)	(952)
Inventory	647	89
Prepaid expenses and other	1,671	(226)
Costs and estimated earnings in excess of billings on uncompleted contracts	36,789	(6,030)
Accounts payable	(4,584)	(5,666)
Accrued liabilities	(5,301)	(1,519)
Income tax payable	(256)	(433)
Billings in excess of costs and estimated earnings on uncompleted contracts	(12,162)	5,225
Net cash provided by operating activities	21,931	34,133
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,234	6,826
Purchase of property and equipment	(17,714)	(10,729)
Acquisition TBC	—	(6,000)
TBC acquisition adjustment	—	(557)
Proceeds from return of investment	94	—
Insurance claim proceeds related to property and equipment	1,346	925
Contributions to CSV life insurance	(260)	(545)
Net cash used in investing activities	(13,300)	(10,080)
Cash flows from financing activities:
Borrowings from Credit Facility	39,861	72,000
Payments made on borrowings from Credit Facility	(48,111)	(87,813)
Loan costs from Credit Facility	(861)	(779)
Capital lease liability	(2,737)	—
Exercise of stock options	2,815	1,320
Net cash used in financing activities	(9,033)	(15,272)
Net change in cash and cash equivalents	(402)	8,781
Cash and cash equivalents at beginning of year	9,086	305
Cash and cash equivalents at end of year	$8,684	$9,086